Exhibit 99.2

UNAUDITED FINANCIAL HIGHLIGHTS
RESCARE FIRST QUARTER 2011 RESULTS

First Quarter 2011 Financial Results

Revenues for the first quarter of 2011 were $388.8 million, essentially unchanged from the prior year period revenues of $389.9 million.  Increased revenues from acquisitions in our Residential and HomeCare segments since the first quarter of 2010 were offset by the loss of certain Workforce Services contracts and recent rate and service level reductions in certain states.

Net income was $3.7 million for the first quarter of 2011, compared with $9.4 million in the same period of 2010.  The decrease was driven primarily by higher interest expense and the contract losses in our Workforce Services segment.  EBITDA for the first quarter of 2011 was $21.8 million versus $25.9 million in the prior year quarter, driven by losses in our international operations.

On November 16, 2010, an affiliate of Onex Corporation purchased 21,044,765 shares of ResCare common stock, increasing the beneficial ownership of the Onex Investors from 24.9% to 87.4% of the issued and outstanding shares of ResCare’s common stock on an as-converted basis.  This change of control resulted in a new basis of accounting.  This change creates many differences between reporting for ResCare post-acquisition, as successor, and ResCare pre-acquisition, as predecessor.  The accompanying unaudited financial highlights reflect the combination of separate reporting periods.  The 2010 reporting periods prior to November 15, 2010 are predecessor and 2011 periods are successor.

RESCARE, INC.
Unaudited Financial Highlights
(In thousands)

	Three Months Ended March 31,
	2011	2010
Income Statement Data:
Revenues	$388,793	$389,861
Cost of Services	297,149	295,665
Gross Profit	91,644	94,196
Operational general and administrative	60,820	59,288
Corporate general and administrative	13,993	15,413
Operating income	16,831	19,495
Interest expense, net	10,832	4,831
Income before income taxes	5,999	14,664
Income tax expense	2,325	5,328
Net income including noncontrolling interest	3,674	9,336
Net loss – noncontrolling interest	(32)	(82)
Net income – ResCare, Inc.	$3,706	$9,418

EBITDA (1)	$21,832	$25,914

(1)
EBITDA is defined as net income including noncontrolling interests before depreciation and amortization, net interest expense and income taxes.  EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States of America.  The items excluded from EBITDA are significant components in understanding and assessing financial performance.  Management routinely calculates and presents EBITDA because it believes that EBITDA is useful to investors and is commonly used as an analytical indicator within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value.  EBITDA is also used in measurements under certain covenants contained in the Company’s credit agreement.

RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended March 31,
	2011	2010
Reconciliation of Net Income Including Noncontrolling Interest to EBITDA:
Net income including noncontrolling interest	$3,674	$9,336
Add: Interest, net	10,832	4,831
Depreciation and amortization	5,001	6,419
Income tax expense	2,325	5,328
EBITDA	$21,832	$25,914

	March 31, 2011	December 31, 2010
Balance Sheet Data:
ASSETS

Cash and cash equivalents	$18,642	$27,552
Accounts receivable, net	212,033	215,941
Other current assets	36,740	41,457
Total current assets	267,415	284,950
Property and equipment, net	95,676	96,997
Goodwill	241,449	234,867
Other intangible assets, net	321,539	322,586
Other assets, net	30,228	30,108
	$956,307	$969,508

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities	$195,513	$223,992
Other long-term liabilities	139,504	135,788
Long-term debt	373,709	367,315
Shareholder’s equity	247,581	242,413
	$956,307	$969,508

RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months ended March 31,
	2011	2010
Cash Flow Data:
Net income including noncontrolling interest	$3,674	$9,336
Adjustments to reconcile net income including noncontrolling interest to cash provided by operating activities:
Depreciation and amortization	5,001	6,419
Amortization of discount and deferred debt issuance costs	888	408
Share-based compensation	–	845
Deferred income taxes, net	1,773	1,664
Excess tax expense from share-based compensation	–	185
Provision for losses on accounts receivable	1,694	1,714
Loss (gain) on sale of assets	23	(14)
Changes in operating assets and liabilities	9,382	(2,915)
Cash provided by operating activities	22,435	17,642

Cash flows from investing activities:
Purchases of property and equipment	(2,081)	(2,277)
Acquisitions of businesses, net of cash acquired	(6,109)	(11,391)
Proceeds from sale of assets	–	24
Cash used in investing activities	(8,190)	(13,644)

Cash flows from financing activities:
Debt repayments, net	(24,516)	(3,757)
Debt issuance costs	(129)	(4,352)
Excess tax expense from share-based compensation	–	(185)
Funds contributed by co-investors	1,400	–
Employee withholding payments on share-based compensation	–	(260)
Cash used in financing activities	(23,245)	(8,554)
Effect of exchange rate on cash and cash equivalents	90	(14)
Decrease in cash and cash equivalents	$(8,910)	$(4,570)

RESCARE, INC.
Unaudited Financial Highlights (continued)
(Dollars in thousands)

	Three Months Ended March 31,
	2011	2010
Segment Data:
Revenues:
Residential Services	$206,346	$203,961
HomeCare Services	78,816	72,994
Youth Services	45,596	46,526
Workforce Services	58,035	66,380
Consolidated	$388,793	$389,861

Operating Income (Loss)(1):
Residential Services	$22,017	$21,865
HomeCare Services	5,237	3,689
Youth Services	3,228	3,799
Workforce Services	566	5,642
Corporate	(14,217)	(15,500)
Consolidated	$16,831	$19,495

Operating Margin:
Residential Services	10.7%	10.7%
HomeCare Services	6.6%	5.1%
Youth Services	7.1%	8.2%
Workforce Services	1.0%	8.5%
Corporate	(3.7%)	(4.0%)
Consolidated	4.3%	5.0%

(1) Other operating expense (income) has been allocated for purposes of segment reporting.